UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 28, 2007
Biogen Idec Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-19311 (Commission File Number)	33-0112644 (IRS Employer Identification No.)

14 Cambridge Center, Cambridge, Massachusetts (Address of Principal Executive Offices)	02142 (Zip Code)
(617) 679-2000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))x

Item 1.01. Entry into a Material Definitive Agreement; Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     On June 28, 2007, Biogen Idec Inc. (the “Registrant”) entered into a Loan Agreement with Merrill Lynch Capital Corporation as administrative agent, Goldman Sachs Credit Partners L.P. as syndication agent, and the lenders party thereto (collectively, the “Term Loan Lenders”). The agreement provides for a $1.5 billion senior term loan (the “Term Loan Facility”). In connection with an aggregate share repurchase of approximately $3 billion through a modified “Dutch Auction” tender offer, which expired at 12:00 midnight on June 26, 2007, the Registrant made a single draw on the Term Loan in the amount of $1.5 billion on July 2, 2007. The Term Loan has a maturity date of June 26, 2008.
     On June 29, 2007, the Registrant also entered into a Credit Agreement with Bank of America, N.A. as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Credit Partners L.P. as co-syndication agents, and the lenders party thereto (collectively, the “Revolving Lenders”). The agreement provides for a $400 million revolving credit facility that can be used for working capital requirements, letters of credit and other general corporate purposes (the “Revolving Loan Facility”, and together with the Term Loan Facility, the “Facilities”). Borrowings under the Revolving Loan can be borrowed, repaid and reborrowed until June 29, 2012. The Registrant is not borrowing under the Credit Agreement at this time, but may borrow under the Credit Agreement from time to time as opportunities and needs arise.
     The Registrant generally may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a) a LIBOR rate plus an applicable rate ranging from 0.30% to 1.50% depending on the ratings as determined by either Standard & Poor’s or Moody’s (the “Debt Ratings”) of the Registrant or (b) a Base Rate equal to the higher of the (i) Prime Rate then in effect and (ii) the Federal Funds Rate then in effect plus 0.50%, plus an applicable rate ranging from 0% to 0.50% depending on the Debt Ratings of the Registrant’s non-credit-enhanced, senior unsecured long-term debt.
     Under the Term Loan Facility, the Registrant must make mandatory prepayments upon its offering of debt or equity securities or material asset dispositions, with certain exceptions. Under the Facilities, voluntary prepayments are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to LIBOR borrowings. The Facilities require quarterly interest payments or, in the case of LIBOR-based loans, at the end of the interest period therefor, with the principal due on the maturity date.
     The Facilities require that the Registrant comply on a quarterly basis with certain financial covenants, including a total leverage ratio and, depending on the Registrant’s Debt Ratings, an interest coverage test. In addition, the Facilities include negative covenants, subject to exceptions, restricting or limiting the Registrant’s ability and the ability of the Registrant’s subsidiaries to, among other things, incur additional indebtedness, engage in certain transactions, and enter into transactions with affiliates.
     The Facilities also contain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, certain events of bankruptcy, certain events under ERISA, material cross-defaults, material judgments, and change in control. If such an event of default occurs, the Term Loan Lenders and/or the Revolving Lenders would be entitled to take various actions, including the acceleration of amounts due under the Facilities and all actions permitted to be taken by an unsecured creditor.
Item 9.01. Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit No.	Description

99.1	Loan Agreement, dated June 28, 2007, filed herewith.

99.2	Credit Agreement, dated June 29, 2007, filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.
Dated: July 2, 2007	By:	/s/ Robert A. Licht
		Name:	Robert A. Licht
		Title:	Vice President and Assistant Secretary